Exhibit 99.1

AerSale Reports Fourth Quarter and Full Year 2021 Results

2021 Highlights

●	Full year 2021 revenue of $340.4 million, up 62.9% year-over-year.
●	Full year 2021 GAAP net income of $36.1 million, or 10.6% of sales.
●	Full Year 2021 Adjusted Net Income of $63.6 million, or 18.7% of sales.
●	Adjusted EBITDA of $89.3 million or 26.2% of sales for full year 2021, up 73.2% year-over-year.
●	Flight equipment sales included nine aircraft, two airframes, and ten engines during 2021.
●	Expect opportunities to monetize 15 Boeing 757s in 2022 and 2023 as freighter markets continue to grow with the majority expected to be monetized in 2022.
●	Provides 2022 guidance: expects revenue in the range of $420 - $450 million and adjusted EBITDA in the range of $80 - $90 million.

Miami, Florida – March 14, 2022- AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the fourth quarter and full year ended December 31, 2021.

The Company reported fourth quarter 2021 revenue of $116.8 million compared to $49.4 million in the year ago period. Revenue for the fourth quarter of 2021 included flight equipment sales of $73.1 million, while the prior year period did not include any flight equipment sales. As a reminder to investors, the Company’s revenues may fluctuate from quarter-to-quarter and year-to-year based on flight equipment sales and therefore, progress should be monitored based on asset purchases and related sales.

The improvement in Asset Management Solutions (AMS) revenue during the fourth quarter of 2021 was partially offset by lower revenue from maintenance, repair and overhaul (MRO) activities at AerSale’s Goodyear facility within TechOps, following a reallocation of resources to the Company’s cargo conversion line for its Boeing 757 aircraft. The impact from the reallocation of resources was partially offset by strong maintenance related activities, which benefitted from the overall recovery in the commercial aerospace end markets.

Fourth quarter 2021 GAAP net income was $11.2 million versus $0.3 million in the prior year period. Improved net income performance was driven by the strong AMS contributions noted above. In the fourth quarter of 2021, AerSale recognized an unrealized loss on investment of $5.4 million, a mark-to-market adjustment to the warrant liability of $0.2 million, $3.8 million non-cash stock-based compensation expense within payroll expenses, and $1.6 million in non-cash inventory write-offs recorded in the cost of products line. This is compared to $1.0 million of non-cash stock-based compensation in the fourth quarter of 2020. Adjusted Net Income excluding these non-cash items was $22.3 million for the fourth quarter of 2021, compared to $0.2 million in the prior-year period. Please see the non-GAAP reconciliation table at the end of this press release for additional details on these amounts.

Diluted earnings per share was $0.21 for the fourth quarter of 2021. Adjusted for the non-cash mark-to-market adjustments to warrant liability, unrealized loss on investment, stock-based compensation, and inventory write-offs, diluted earnings per share was $0.32 for the fourth quarter of 2021. Diluted earnings per share is not comparable to the prior year quarter and prior year due to the public listing of AerSale on December 23, 2020.

Fourth quarter 2021 adjusted EBITDA was $28.6 million, compared to $3.0 million in the prior-year period. The increase in adjusted EBITDA and margins was driven by higher revenues and a favorable sales mix that resulted in higher margins. Please see the non-GAAP reconciliation table at the end of this press release for additional details on these amounts.

With the impact of the Omicron variant receding and major economies removing restrictions related to COVID-19, AerSale expects the commercial market recovery to continue on a stronger footing going forward. As consumer air travel rises and airlines add to their services, AerSale anticipates higher MRO volume from the recommissioning of commercial aircraft and greater demand for used serviceable material (USM) parts for maintenance and overhaul activity. In addition, the Company is on track to monetize its remaining 15 Boeing 757s in 2022 and 2023 as the freighter markets continue to grow. The bulk of the monetization is expected to occur in 2022.

Cash flows from operating activities were $79.1 million primarily due to strong GAAP net income results and increased deposits related to 2022 contracted sales. The Company ended the year with $130.2 million of cash and has an undrawn $150 million credit facility.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “We have executed well and made considerable progress during our first year as a public company. This result is a solid testament to the strong performance of our purpose-built, integrated, multi-dimensional adaptive business model and the resilience of our workforce. Our strategic acquisition of the 757 fleet in 2020 has proven to be a strong contributor to our consolidated results, which we expect to continue through 2022 and into 2023. This is supported by an improving commercial backdrop, and continued business development progress across the Company.”

Finazzo concluded, “We also redeemed all of our outstanding public warrants at the end of the year in a cashless redemption, further strengthening our financial profile and positioning us to take advantage of upcoming organic and inorganic opportunities.”

Fourth Quarter 2021 Results of Operations

AerSale reported revenue of $116.8 million for the fourth quarter of 2021, which included $73.1 million of flight equipment sales. Revenue in the fourth quarter of 2020 was $49.4 million and did not include any flight equipment sales.

AMS revenue increased by $76.2 million to $93.6 million in the fourth quarter of 2021 primarily on account of the above-mentioned flight equipment sales. Consumption of USM parts for maintenance strengthened through the quarter as airlines returned aircraft into operation against the backdrop of an upswing in air travel, especially prior to the spread of the Omicron variant.

Revenue from our Technical Operations (“TechOps”) segment was down 27.5% to $23.2 million in the fourth quarter of 2021, largely due to the reallocation of resources at the Company’s Goodyear MRO facility dedicated to the Company’s Boeing 757 passenger-to-cargo conversions.

Gross margin was 37.8% in the fourth quarter of 2021 compared to 26.6% in the fourth quarter of 2020. The increase was a result of a greater mix of high-margin flight equipment sales.

Selling, general and administrative expenses were $24.4 million in the fourth quarter of 2021 compared to $15.0 million in the fourth quarter of 2020, mainly on account of higher payroll expenses, which included non-cash stock-based compensation of $3.8 million and $1.0 million in the fourth quarter of 2021 and 2020, respectively.  In addition, the fourth quarter of 2020 included a $1.9 million credit related to merger costs previously expensed. The Company did not receive any Payroll Support Program proceeds during the fourth quarters of 2021 and 2020.

Income from operations was $19.8 million in the fourth quarter of 2021 versus a loss from operations of $27 thousand in the fourth quarter of 2020.

Income tax expense was $2.9 million in the fourth quarter of 2021 compared to a benefit of $0.9 million in the fourth quarter of 2020.

GAAP net income was $11.2 million for the fourth quarter of 2021 compared to $0.3 million in the fourth quarter of 2020. Adjusted for non-cash stock-based compensation, inventory write-offs, unrealized loss on investment, and mark-to-market adjustments to the warrant liability, Adjusted Net Income was $22.3 million.

Diluted earnings per share was $0.21 for the fourth quarter of 2021. Adjusted for the impact of the change in FV of the warrant liability, stock-based compensation, unrealized loss on investment, and inventory write-offs, diluted earnings per share was $0.32 for the fourth quarter of 2021. Diluted earnings per share for the fourth quarter of

2021 is not comparable to the fourth quarter of 2020 due to the public listing of AerSale on December 23, 2020.

Adjusted EBITDA in the fourth quarter of 2021 was $28.6 million, or 24.5% of revenue, versus $3.0 million, or 6.1% of revenue in the fourth quarter of 2020. Higher revenue as well as a favorable sales mix comprising a larger portion of higher margin flight equipment sales benefitted adjusted EBITDA during the fourth quarter of 2021.

Full Year 2021 Results of Operations

For the full year 2021, AerSale reported consolidated revenue of $340.4 million, which included flight equipment sales of $156.9 million, compared to $208.9 million in full year 2020, which included $3.1 million of flight equipment sales.

AMS revenue was $232.0 million in full year 2021 compared to $98.8 million in full year 2020. The increase was primarily the result of higher flight equipment sales, partially offset by lower leasing revenues due to a lease return payment recognized in the prior year and lower leasing volume as three passenger Boeing 747 leases ended as scheduled at the end of 2020. Sales of engine parts also increased during the year.

Revenue from TechOps was 1.6% lower at $108.4 million in 2021. Full year segment revenue was unfavorably impacted by the reallocation of resources to the Company’s cargo conversion program, partially offset by higher revenue from rehabilitation and recommissioning of aircraft at the Company’s aircraft MRO facilities in Roswell and increased volume at the Company’s component MROs.

AerSale is on track to monetize the rest of its Boeing 757 investment through 2022 and 2023. The Company  expects to benefit from a pickup in MRO volume due to the ongoing recommissioning of commercial aircraft and greater demand for USM parts consumption for overhaul activity.

Gross margin was 35.1% in 2021 compared to 25.3% in 2020, which was primarily driven by the change in sales mix during the year as noted previously.

Selling, general and administrative expenses, net of the Payroll Support Program proceeds, were $77.5 million in 2021 compared to $55.6 million in 2020. An uptick in payroll, public company costs, and increased support costs related to the Boeing 757 package drove the increase in selling, general and administrative expenses. AerSale received $14.8 million and $12.7 million in Payroll Support Program proceeds during 2021 and 2020, respectively. In addition, the Company incurred $12.7 million of non-cash stock-based compensation within payroll expenses in 2021, compared to $1.0 million recognized in 2020.

Income from operations was $56.7 million in 2021 versus $11.3 million in 2020.

Income tax expense was $11.7 million in 2021 compared to $1.7 million in 2020.

GAAP net income was $36.1 million in 2021 compared to $8.1 million in 2020. Adjusted for non-cash loss on investment, stock-based compensation, inventory write-offs, unrealized loss on investment, and mark-to-market adjustments to the warrant liability, Adjusted Net Income was $63.6 million.

Adjusted EBITDA for 2021 was $89.3 million, or 26.2% of sales, compared to adjusted EBITDA of $51.5 million, or 24.7% of sales, in 2020. The margin expansion was largely attributable to high-margin flight equipment sales, the impact of which was partially offset by lower leasing revenues as a lease return payment was recognized in the prior year. The Company’s margin profile also continued to benefit from the ongoing higher margin aircraft storage and related maintenance activities. Adjusted EBITDA benefitted from $14.8 million in Payroll Support Program proceeds during 2021, while the corresponding benefit in 2020 was $12.7 million.

Martin Garmendia, AerSale’s Chief Financial Officer, said: “Our internal adjustments and superior execution in 2021 against the backdrop of the pandemic have yielded success. In addition to being more resilient, we are also on a stronger operational and financial footing now. We have thrived in this challenging commercial aviation market with the diversity of our revenue sources creating a counter-cyclical hedge. We look forward to generating internal and external stakeholder value as we seek to achieve our goals over the next few years.”

2022 Guidance

AerSale expects revenue of $420 - $450 million and adjusted EBITDA of $80 - $90 million in 2022. In providing this guidance, the Company is mindful that recent geopolitical events related to the Russian invasion of Ukraine may impact the global commercial aerospace industry and related macro environment, including, and not limited to, supply chain disruptions, escalating sanctions, and an impact on flight activity due to higher fuel prices. Given the recency of these events and the unpredictability of how their impact may ultimately unfold, AerSale has  not specifically taken these factors in providing this guidance beyond taking into consideration  known impacts that the Company has already identified and adjusted for.

Further, this outlook is based on an improvement in the Company’s AMS segment, ongoing demand for its on-airport MRO services, accelerating demand in cargo and E-Commerce markets, and continued requests for passenger-to-freighter conversions and other TechOps products and services. AerSale  continues to make progress on the FAA certification of its innovative AerAware product. The Company is progressing toward certification, but labor constraints have impacted the timely completion of software validation needed for certification until the second quarter of 2022. While AerSale remains  confident that certification will be completed in 2022, it has only included modest AerAware sales in its guidance for 2022 to account for the ramp-up phase to commercialize this product once the Supplemental Type Certificate for AerAware is issued to AerSale by the FAA.

The ongoing and continued monetization of the Boeing 757 fleet acquisition is expected to be the predominant driver of the AMS segment. AerSale expects to sell the remaining Boeing 757s as converted freighters in 2022 and 2023 as a result of strong demand for cargo converted aircraft.

Conference Call Information

The Company will host a conference call today, March 14, 2022 at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-877-407-3982, international callers may use 1-201-493-6780, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until March 28, 2022. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13727622. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted Net Income is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our Private Warrants, non-cash stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s audited financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted Net Income, or Adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted Net Income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share, are outlined in the tables below following the Company’s consolidated financial statements.  A reconciliation of non-GAAP adjusted EBITDA guidance to net income, the most directly comparable GAAP measure, has not been provided due to the lack of predictability regarding the various reconciling items such as the provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and cannot be reasonably predicted without unreasonable efforts.

Fourth Quarter and Full Year 2021 Financial Results

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	December 31,	December 31,
	2021	2020

Current assets:
Cash and cash equivalents	$130,188	$29,317
Accounts receivable, net of allowance for doubtful accounts of $1,692 and $1,652 as of December 31, 2021 and December 31, 2020	42,571	50,215
Inventory:
Aircraft, airframes, engines, and parts, net	81,759	85,192
Advance vendor payments	14,287	6,205
Due from related party	-	474
Deposits, prepaid expenses, and other current assets	2,724	7,560
Total current assets	271,529	178,963
Fixed assets:
Aircraft and engines held for lease, net	73,364	86,844
Property and equipment, net	7,350	7,839
Inventory:
Aircraft, airframes, engines, and parts, net	77,534	55,463
Deferred income taxes	10,013	5,708
Deferred financing costs, net	999	367
Deferred customer incentives and other assets, net	598	271
Due from related party	-	5,450
Goodwill	19,860	19,860
Other intangible assets, net	26,238	28,364
Total assets	$487,485	$389,129

Current liabilities:
Accounts payable	$19,967	$16,364
Accrued expenses	8,424	8,576
Income tax payable	3,443	1,324
Lessee and customer purchase deposits	33,212	2,820
Deferred revenue	2,860	2,595
Total current liabilities	67,906	31,679

Long-term lease deposits	2,053	1,145
Maintenance deposit payments and other liabilities	3,403	3,664
Deferred income taxes, net	1,113	—
Warrant liability	4,131	1,186
Total liabilities	78,606	37,674
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 51,673,099 and 41,046,216 shares	5	4
Additional paid-in capital	313,901	292,593
Retained earnings	94,973	58,858
Total equity	408,879	351,455
Total liabilities and stockholders’ equity	$487,485	$389,129

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue:
Products	$84,967	$11,664	$209,881	$49,390
Leasing	10,033	8,012	30,657	55,649
Services	21,783	29,706	99,899	103,899
Total revenue	116,783	49,382	340,437	208,938
Cost of sales and operating expenses:
Cost of products	54,328	8,683	139,475	49,890
Cost of leasing	2,137	2,928	9,804	24,244
Cost of services	16,131	24,646	71,766	82,015
Total cost of sales	72,596	36,257	221,045	156,149
Gross profit	44,187	13,125	119,392	52,789
Selling, general, and administrative expenses	24,419	15,021	77,498	55,635
Payroll support program proceeds	-	-	(14,768)	(12,693)
Transaction costs incurred	-	(1,869)	-	(1,436)
Income from operations	19,768	(27)	56,662	11,283
Other income (expenses):
Interest expense, net	(230)	(338)	(980)	(1,645)
Other income, net	200	136	458	494
Unrealized loss on investment	(5,421)		(5,421)	-
Change in fair value of warrant liability	(210)	(388)	(2,945)	(388)
Total other expenses	(5,661)	(590)	(8,888)	(1,539)
(Loss) income before income tax provision	14,107	(617)	47,774	9,744
Income tax expense	(2,922)	870	(11,659)	(1,650)
Net (loss) income	$11,185	$253	$36,115	$8,094

(Loss) earnings per share - basic	$0.24	$0.06	$0.84	$7.85
(Loss) earnings per share - diluted	$0.21	$0.06	$0.76	$7.39

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Years ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$36,115	$8,094
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,998	24,223
Amortization of debt issuance costs	494	740
Inventory reserve	6,942	13,651
Impairment of aircraft held for lease	-	3,036
Provision for doubtful accounts	212	212
Deferred income taxes	(3,192)	22
Change in fair value of warrant liability	2,945	388
Stock-based compensation	12,721	1,042
Unrealized loss on investment	5,421	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	3,868	(2,587)
Inventory	(35,672)	(55,275)
Deposits, prepaid expenses, and other current assets	5,475	3,374
Deferred customer incentives and other assets	(333)	56
Advance vendor payments	(8,090)	(2,958)
Accounts payable	3,603	(801)
Income tax payable	2,157	1,324
Accrued expenses	(1,280)	(1,697)
Deferred revenue	265	(5,894)
Lessee and customer purchase deposits	34,690	1,776
Other liabilities	(260)	(957)
Net cash provided by (used in) operating activities	79,079	(12,231)
Cash flows from investing activities:
Business acquisition	-	(16,976)
Proceeds from sale of assets	17,095	3,100
Acquisition of aircraft and engines held for lease, including capitalized cost	(2,383)	(5,128)
Purchase of property and equipment	(1,508)	(2,137)
Net cash provided by (used in) investing activities	13,204	(21,141)
Cash flows from financing activities:
Repayments of 8% Senior Secured Notes	-	(3,424)
Proceeds from Revolving Credit Facility	-	96,726
Repayments of Revolving Credit Facility	-	(96,726)
Cash paid for employee taxes on withholding shares	(694)	-
Proceeds from exercise of warrants	9,282	-
Proceeds from Merger	-	48,608
Net cash provided by (used in) financing activities	8,588	45,184

Cash flows from discontinued operations:
Net cash provided by operating activities	-	-
Net cash provided by discontinued operations	-	-
Increase (decrease) in cash and cash equivalents	100,871	11,812
Cash and cash equivalents, beginning of period	29,317	17,505
Cash and cash equivalents, end of period	$130,188	$29,317

Supplemental disclosure of cash activities
Income taxes	8,340	2,650
Interest	595	855
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory to (from) equipment held for lease, net	(7,002)	6,228
Reclassification of due from related party to deposits, prepaid expenses and other current assets	5,421	-

Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table (In ‘000s)

(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2021	% of Total Revenue	2020	% of Total Revenue	2021	% of Total Revenue	2020	% of Total Revenue
Reported Net Income/(Loss)	11,185	9.6%	253	0.5%	36,115	10.6%	8,094	3.9%
Addbacks:
Inventory Write-Off	1,640	1.4%	-	0.0%	6,416	1.9%	15,924	7.6%
Loss on Investment	5,421	4.6%	-	0.0%	5,421	1.6%	-	0.0%
Change in FV of Warrant Liability	210	0.2%	388	0.8%	2,945	0.9%	388	0.2%
Stock Compensation	3,822	3.3%	1,042	2.1%	12,721	3.7%	1,042	0.5%
Transaction Costs	-	0.0%	(1,869)	(3.8%)	-	0.0%	(1,436)	(0.7%)
Adjusted Net Income (loss)	22,278	19.1%	(186)	-0.4%	63,618	18.7%	24,012	11.5%
Interest Expense	230	0.2%	338	0.7%	980	0.3%	1,645	0.8%
Income Tax Expense (Benefit)	2,922	2.5%	(870)	(1.8%)	11,659	3.4%	1,650	0.8%
Depreciation and Amortization	3,130	2.7%	3,710	7.5%	12,998	3.8%	24,223	11.6%
Adjusted EBITDA	28,560	24.5%	2,992	6.1%	89,255	26.2%	51,530	24.7%

Reported Diluted EPS	0.21		0.06		0.76		7.39
Addbacks:
Inventory Write-Off	0.03		-		0.14		14.54
Loss on Related Party Investment					0.11		-
Change in FV of warrant liability	0.00		0.09		0.06		0.35
Stock-based compensation	0.07		0.24		0.27		0.95
Transaction Costs	-		(0.44)		-		(1.31)
Adjusted Diluted EPS	0.31		(0.05)		1.34		21.92

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our anticipated financial performance, including all statements set forth in the “2022 Guidance” section above; our growth trajectory; the impact of investments in our Boeing 757 program on our financial performance; our ability to sell our aircraft on the timelines we anticipate; the expected operating capacity of our MRO facilities and demand for such services; expectations of market recovery and recommissioning of aircraft; the expected commencement date of sales of our AerAware product; and our anticipated revenue split between our two segments. AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including without limitation, the impact of the COVID-19 pandemic; factors adversely impacting the commercial aviation industry; events related to the war in Ukraine including economic and trade sanctions; the fluctuating market value of our products; our ability to repossess mid-life commercial aircraft and engines; our ability to comply with stringent government regulation; the shortage of skilled personnel, including as a result of work stoppages; the highly competitive nature of the markets in which we operate; and risks associated with our international operations, including geopolitical events such as the Russian invasion of the Ukraine. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-

looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AerSale Corporation assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

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AerSale: Craig Wright Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com